Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 s Fort Lee sNJ 07024
P.O. Box 436402s San Ysidros CA 92143-9402
619-623-7799 s Fax 619-564-3408sstan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of January 10, 2011, on the audited financial statements RJD GREEN INC. as of December 31 and August 31, 2010 and for the periods then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________

Stan J.H. Lee, CPA
January 10, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants